Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey - VP of Investor Relations

(314) 213-7277 / klowrey@escotechnologies.com

ESCO REPORTS THIRD QUARTER FISCAL 2025 RESULTS

- Q3 Sales increase 27% to $296 Million -

- Q3 GAAP EPS from Continuing Operations decreases 13% to $0.96 -

- Q3 Adjusted EPS from Continuing Operations increases 25% to $1.60 -

- Q3 Orders increase 194% to $749 Million / Book-to-Bill of 2.53x -

- Increasing Guidance for FY’25 Adjusted EPS from Continuing Operations to $5.75-5.90 (21%-24% growth) -

ST. LOUIS, August 7, 2025 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the third quarter ended June 30, 2025 (Q3 2025).

On July 21, 2025, the Company announced that it had completed the sale of VACCO Industries. The VACCO operating results are presented as Discontinued Operations in the attached tables and are excluded from the following discussion of the Company’s results from Continuing Operations for the comparable periods. Prior Adjusted Earnings per Share guidance of $1.58 to $1.72 for the third quarter included VACCO’s estimated results, and actual Adjusted Earnings per Share on this basis was $1.67.

Operating Highlights

•	Q3 2025 Sales increased $62.7 million (27 percent) to $296.3 million compared to $233.6 million in Q3 2024. Organic Sales (excluding $37.1 million of Maritime sales for the 2 months post-closing) increased $25.6 million (11 percent) to $259.2 million.

•	Q3 2025 Entered Orders were $749.0 million with a book-to-bill ratio of 2.53x, resulting in record backlog of $1.17 billion. Q3 Orders included $364.2 million of acquired backlog at Maritime.

•	Q3 2025 GAAP EPS from Continuing Operations decreased 13 percent to $0.96 per share compared to $1.10 per share in Q3 2024. The decrease in GAAP EPS was primarily due to costs related to the Maritime acquisition in the quarter.

•	Q3 2025 Adjusted EPS from Continuing Operations increased 25 percent to $1.60 per share compared to $1.28 per share in Q3 2024.

•	Net Cash provided by Operating Activities from Continuing Operations was $88 million YTD, an increase of $25 million compared to the prior year period. Net Cash provided by Operating Activities from Discontinued Operations was $44 million for total Cash Flow from Operating Activities of $132 million YTD, an increase of $77 million compared to the prior year period.

Bryan Sayler, Chief Executive Officer and President, commented, “It has been a transformational period at ESCO as we have focused on integrating ESCO Maritime Solutions (Maritime) and finalizing the divestiture of VACCO Industries. With the completion of these transactions, we have taken an important step forward in the evolution of ESCO. We now have a meaningfully larger Navy business and have exited the space business. The impact of these changes can be seen both in our top and bottom line results, as our Sales increased 27 percent, Adjusted EPS from Continuing Operations increased 25 percent, and Adjusted EBIT margin increased 180 basis points to 21.1 percent in the quarter.

“Our newly enhanced portfolio of businesses is well positioned in end markets with attractive long term growth dynamics. With this strong market presence and our record backlog, we expect to continue to deliver above market growth and are pleased to issue Q4 guidance that once again raises our full year FY 2025 outlook.”

Segment Performance

Aerospace & Defense (A&D)

•	Sales increased $49.1 million (56 percent) to $136.3 million in Q3 2025 from $87.2 million in Q3 2024. The sales strength was driven by higher Navy (increased $34 million or 200 percent) and Aerospace (increased $13 million or 19 percent) compared to the prior year. Organic Sales (excluding $37.1 million of Maritime revenue for the 2 months post-closing) increased $12.0 million (14 percent) to $99.2 million.

•	EBIT increased $16.4 million in Q3 2025 to $36.6 million from $20.2 million in Q3 2024. Adjusted EBIT increased $19.1 million in Q3 2025 to $39.3 million (28.8 percent margin) from $20.2 million (23.2 percent margin) in Q3 2024. Margin improvement was driven by price increases, mix, and leverage on higher volume, partially offset by inflationary pressures. The addition of Maritime also had a positive impact on the Adjusted EBIT margin in the quarter.

•	Entered Orders increased $492 million (547 percent) to $582 million in Q3 2025 compared to $90 million in Q3 2024. Q3 2025 included $364 million of acquired backlog at Maritime. Without this impact, A&D orders increased $128 million (142 percent) to $218 million. The orders strength was driven by over $80 million in Virginia Class and Columbia Class orders at Globe and almost $50 million in orders at Maritime during the quarter. The segment book-to-bill was 4.27x in the quarter (1.60x without the acquired Maritime backlog), resulting in record backlog of $832 million.

Utility Solutions Group (USG)

•	Sales increased $2.1 million (2 percent) to $92.4 million in Q3 2025 from $90.3 million in Q3 2024. Doble’s sales increased by $0.7 million (1 percent) driven by higher offline testing products, partially offset by lower protection testing products revenue. NRG sales increased $1.4 million (8 percent) on higher wind and solar hardware sales. USG Q3 YTD Sales increased $9.2 million (4 percent) as Doble sales are up 6 percent, partially offset by lower NRG sales due to renewables market weakness.

•	EBIT decreased $0.7 million in Q3 2025 to $21.5 million from $22.2 million in Q3 2024. Adjusted EBIT decreased $0.4 million in Q3 2025 to $21.8 million (23.6 percent margin) from $22.2 million (24.6 percent margin) in Q3 2024. Margin was unfavorably impacted by inflationary pressures and mix, partially offset by price increases. USG’s Q3 YTD Adjusted EBIT margin of 23.4 percent has increased 130 basis points over the prior year as price increases and leverage on higher volume have more than offset inflationary pressures.

•	Entered Orders increased $6 million (6 percent) to $106 million in Q3 2025. Record quarterly orders at Doble of $87 million increased by $6 million (7 percent) over the prior year on strength across all product lines and highlighted by a large HV Test System order. NRG orders were flat to the prior year as lower orders in the U.S. were offset by higher wind orders in Canada and solar orders in Europe. The segment book-to-bill was 1.14x in the quarter, resulting in backlog of $137 million.

RF Test & Measurement (Test)

•	Sales increased $11.6 million (21 percent) to $67.7 million in Q3 2025 from $56.1 million in Q3 2024. Sales growth was driven by higher Test and Measurement (EMC), industrial shielding, and services sales.

•	EBIT and Adjusted EBIT increased $1.4 million in Q3 2025 to $10.7 million (15.9 percent margin) from $9.3 million (16.6 percent margin) in Q3 2024. Margin was unfavorably impacted by inflationary pressures and tariffs, partially offset by leverage on higher volume and price increases.

•	Entered Orders decreased $4 million (6 percent) to $61 million in Q3 2025. The decrease was primarily driven by lower U.S. industrial orders (large project booked in Q3 2024) partially offset by a strong quarter for Test & Measurement. The segment book-to-bill was 0.90x in the quarter, resulting in backlog of $196 million.

Business Outlook – 2025

FY 2025 full year guidance for revenue from continuing operations is being increased by $20 million and is now expected to be in the range of $1.075 to $1.105 billion (17 to 20 percent increase over the prior year). Organic revenue from continuing operations (excluding Maritime revenue of $90 to $100 million) is expected to be $985 to $1,005 million (7 to 9 percent increase over the prior year).

	Guidance Range ($ Millions)
Prior Guidance including Maritime (May)	$1,180	$1,210
Less Discontinued Operations (VACCO)	$(125)	$(125)
Guidance Increase	$20	$20
Updated Sales Guidance	$1,075	$1,105

Due to continued market strength and improvement in operational performance, our FY 2025 Adjusted EPS guidance reflects an increase and narrowing of our guidance range to $5.75 to $5.90 (21 to 24 percent growth over FY 2024 EPS from Continuing Operations of $4.77).

	Guidance Range
Previous FY 2025 Adjusted EPS Guidance including Maritime (May)	$5.85	$6.15
Less Discontinued Operations (VACCO)	$(0.50)	$(0.50)
Continuing Operations Guidance Increase	$0.40	$0.25
Updated FY 2025 Adjusted EPS Guidance - Continuing Operations	$5.75	$5.90

Management’s expectation is for Q4 Adjusted EPS from Continuing Operations to be in the range of $2.04 to $2.19 (14 to 22 percent growth over Q4 2024 Adjusted EPS from Continuing Operations of $1.79).

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on October 16, 2025 to stockholders of record on October 2, 2025.

Conference Call

The Company will host a conference call today, August 7, at 4:00 p.m. Central Time, to discuss the Company’s Q3 2025 results. A live audio webcast and an accompanying slide presentation will be available in the Investor Center of ESCO’s website. Participants may also access the webcast using this registration link. For those unable to participate, a webcast replay will be available after the call in the Investor Center of ESCO’s website.

Forward-Looking Statements

Statements in this press release regarding Management’s intentions, expectations and guidance for fiscal 2025, including restructuring and cost reduction actions, sales, orders, revenues, margin, earnings, Adjusted EPS, acquisition related amortization, and any other statements which are not strictly historical, are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this presentation, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and the following: the impacts of climate change and related regulation of greenhouse gases; the impacts of labor disputes, civil disorder, wars, elections, political changes, tariffs and trade disputes, terrorist activities, cyberattacks or natural disasters on the Company’s operations and those of the Company’s customers and suppliers; disruptions in manufacturing or delivery arrangements due to shortages or unavailability of materials or components or supply chain disruptions; inability to access work sites; the timing and content of future contract awards or customer orders; the timely appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; weakening of economic conditions in served markets; the success of the Company’s competitors; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties or data breaches; the availability of acquisitions; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; material changes in the costs and availability of certain raw materials; material changes in the cost of credit; changes in laws and regulations including but not limited to changes in accounting standards and taxation; changes in interest, inflation and employment rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration and performance of acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBIT” and “Adjusted EBITDA” as excluding the net impact of the items described in the attached Reconciliation of Non-GAAP Financial Measures, and “Adjusted EPS” as GAAP earnings per share excluding the net impact of the items described and reconciled in the attached Reconciliation of Non-GAAP Financial Measures.

EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation, and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

About ESCO

ESCO Technologies is a global provider of highly engineered products and solutions serving diverse end-markets. It manufactures filtration and fluid control products, advanced composites, as well as signature and power management solutions for aviation, Navy, and industrial customers. ESCO is an industry leader in designing and manufacturing RF test and measurement products and systems; and provides diagnostic instruments, software and services to industrial power users and the electric utility and renewable energy industries. Headquartered in St. Louis, Missouri, ESCO and its subsidiaries have offices and manufacturing facilities worldwide. For more information on ESCO and its subsidiaries, visit ESCO’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024
Net Sales	$296,344		233,568
Cost and Expenses:
Cost of sales	174,350		135,373
Selling, general and administrative expenses	62,042		51,013
Amortization of intangible assets	16,753		8,145
Interest expense	7,921		3,335
Other (income) expenses, net	2,209		(264)
Total costs and expenses	263,275		197,602

Earnings before income taxes	33,069		35,966
Income tax expense	8,314		7,654

Earnings from continuing operations	24,755		28,312

Earnings from discontinued operations, net of tax expense (benefit) of $599 and $288	1,310		918

Net earnings	$26,065		29,230

Diluted - GAAP
Continuing operations	$0.96		1.10
Discontinued operations	0.05		0.03
Net earnings	$1.01		1.13

Diluted - As Adjusted Basis
Continuing Operations	$1.60	(1)	1.28	(2)

Diluted average common shares O/S:	25,918		25,840

(1)	Q3 2025 Adjusted EPS from continuing operations excludes $0.64 per share of after-tax charges consisting of: $0.15 of Corporate acquisition costs, $0.08 of Maritime inventory step-up charges and stamp duties, $0.01 of restructuring charges (primarily severance) within the USG segment, and $0.40 of acquisition related amortization.

(2)	Q3 2024 Adjusted EPS from continuing operations excludes $0.18 per share of after-tax charges consisting of: $0.02 of Corporate acquisition costs, $0.01 or restructuring charges within the A&D and USG segments, and $0.15 of acquisition related amortization.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Nine Months Ended June 30, 2025		Nine Months Ended June 30, 2024
Net Sales	$742,714		645,621
Cost and Expenses:
Cost of sales	431,068		378,427
Selling, general and administrative expenses	171,305		152,607
Amortization of intangible assets	32,735		24,585
Interest expense	12,373		9,228
Other expenses (income), net	1,947		404
Total costs and expenses	649,428		565,251

Earnings before income taxes	93,286		80,370
Income tax expense	21,841		17,040

Earnings from continuing operations	71,445		63,330

Earnings from discontinued operations, net of tax expense (benefit) of $3,006 and $1,189	9,126		4,288

Net earnings	$80,571		67,618

Diluted - GAAP
Continuing operations	2.76		2.46
Discontinued operations	0.35		0.16
Net earnings	$3.11		2.62

Diluted - As Adjusted Basis
Continuing Operations	$3.71	(1)	2.99	(2)

Diluted average common shares O/S:	25,876		25,844

(1)	YTD Q3 2025 Adjusted EPS from continuing operations excludes $0.95 per share of after-tax charges consisting primarily of: $0.15 of Corporate acquisition costs, $0.08 of Maritime inventory step-up charges and stamp duties, $0.02 of restructuring charges within the Test and USG segments, and $0.70 of acquisition related amortization.

(2)	YTD Q3 2024 Adjusted EPS from continuing operations excludes $0.53 per share of after-tax charges consisting of: $0.06 of MPE acquisition backlog and inventory step-up charges and acquisition costs, $0.03 of restructuring charges (primarily severance) within the Test, A&D and USG segments, and $0.44 of acquisition related amortization.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited) - Continuing Operations basis

(Dollars in thousands)

	GAAP		As Adjusted
	Q3 2025	Q3 2024	Q3 2025	Q3 2024
Net Sales
Aerospace & Defense	$136,324	87,235	136,324	87,235
USG	92,357	90,277	92,357	90,277
Test	67,663	56,056	67,663	56,056
Totals	$296,344	233,568	296,344	233,568

EBIT
Aerospace & Defense	$36,577	20,150	39,319	20,233
USG	21,540	22,155	21,789	22,230
Test	10,732	9,292	10,732	9,297
Corporate	(27,859)	(12,296)	(9,184)	(6,566)
Consolidated EBIT	40,990	39,301	62,656	45,194
Less: Interest expense	(7,921)	(3,335)	(7,921)	(3,335)
Less: Income tax expense	(8,314)	(7,654)	(13,297)	(9,009)
Net earnings	$24,755	28,312	41,438	32,850

Note 1: Adjusted net earnings of $41.4 million in Q3 2025 exclude $16.6 million (or $0.64 per share) of after-tax charges consisting of:  $0.15 of Corporate acquisition costs, $0.08 of Maritime inventory step-up charges and stamp duties, $0.01 of restructuring charges (primarily severance) within the USG segment, and $0.40 of acquisition related amortization.

Note 2: Adjusted net earnings of $32.9 million in Q3 2024 exclude $4.5 million (or $0.18 per share) of after-tax charges consisting of:  $0.02 of Corporate acquisition related costs, $0.01 of restructuring charges (primarily severance) within the A&D and USG segments, and $0.15 of acquisition related amortization.

EBITDA Reconciliation to Net earnings:			Q3 2025 -	Q3 2024 -
	Q3 2025	Q3 2024	As Adj	As Adj
Consolidated EBITDA	$63,350	52,302	71,545	53,195
Less: Depr & Amort	(22,360)	(13,001)	(8,889)	(8,001)
Consolidated EBIT	40,990	39,301	62,656	45,194
Less: Interest expense	(7,921)	(3,335)	(7,921)	(3,335)
Less: Income tax expense	(8,314)	(7,654)	(13,297)	(9,009)
Net earnings	$24,755	28,312	41,438	32,850

 ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited) - Continuing Operations basis

(Dollars in thousands)

	GAAP		As Adjusted
	YTD	YTD	YTD	YTD
	Q3 2025	Q3 2024	Q3 2025	Q3 2024
Net Sales
Aerospace & Defense	$307,819	241,279	307,819	241,279
USG	269,784	260,570	269,784	260,570
Test	165,111	143,772	165,111	143,772
Totals	$742,714	645,621	742,714	645,621

EBIT
Aerospace & Defense	$78,246	55,919	81,016	56,061
USG	62,808	57,355	63,140	57,550
Test	21,523	16,613	21,988	17,094
Corporate	(56,918)	(40,289)	(28,142)	(23,426)
Consolidated EBIT	105,659	89,598	138,002	107,279
Less: Interest expense	(12,373)	(9,228)	(12,373)	(9,228)
Less: Income tax	(21,841)	(17,040)	(29,279)	(21,106)
Net earnings	$71,445	63,330	96,350	76,945

Note 1: Adjusted net earnings of $96.4 million in YTD 2025 exclude $24.9 million (or $0.95 per share) of after-tax charges consisting of:  $0.15 of Corporate acquisition costs, $0.08 of Maritime inventory step-up charges and stamp duties, $0.02 of restructuring charges within the Test and USG segments, and $0.70 of acquisition related amortization.

Note 2: Adjusted net earnings of $76.9 million in YTD 2024 exclude $13.6 million (or $0.53 per share) of after-tax charges consisting of $0.06 of MPE acquisition backlog and inventory step-up charges and acquisition costs, $0.03 of restructuring costs (primarily severance) within the Test, A&D and USG segments, and $0.44 of acquisition related amortization.

EBITDA Reconciliation to Net earnings:			YTD	YTD
	YTD	YTD	Q3 2025 -	Q3 2024 -
	Q3 2025	Q3 2024	As Adj	As Adj
Consolidated EBITDA	$154,060	128,570	162,975	130,718
Less: Depr & Amort	(48,401)	(38,972)	(24,973)	(23,439)
Consolidated EBIT	105,659	89,598	138,002	107,279
Less: Interest expense	(12,373)	(9,228)	(12,373)	(9,228)
Less: Income tax expense	(21,841)	(17,040)	(29,279)	(21,106)
Net earnings	$71,445	63,330	96,350	76,945

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30, 2025	September 30, 2024
Assets
Cash and cash equivalents	$78,716	65,963
Accounts receivable, net	238,022	222,101
Contract assets	91,727	66,712
Inventories	237,110	195,465
Other current assets	32,596	21,027
Assets held for sale - current	76,552	97,381
Total current assets	754,723	668,649
Property, plant and equipment, net	167,236	149,251
Intangible assets, net	745,079	403,524
Goodwill	760,555	529,935
Operating lease assets	46,796	37,476
Other assets	17,208	13,791
Assets held for sale - other	34,788	35,994
	$2,526,385	1,838,620

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	86,209	88,936
Contract liabilities	205,591	80,844
Other current liabilities	110,535	97,575
Liabilities held for sale - current	74,505	62,499
Total current liabilities	496,840	349,854
Deferred tax liabilities	115,023	72,623
Non-current operating lease liabilities	43,633	34,810
Other liabilities	36,500	39,273
Long-term debt	505,000	102,000
Liabilities held for sale - other	2,775	2,710
Shareholders' equity	1,326,614	1,237,350
	$2,526,385	1,838,620

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine Months Ended June 30, 2025	Nine Months Ended June 30, 2024
Cash flows from operating activities:
Net earnings	$80,571	67,618
(Earnings) loss from discontinued operations	(9,126)	(4,288)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	48,401	38,972
Stock compensation expense	7,934	6,369
Changes in assets and liabilities	(33,473)	(39,275)
Effect of deferred taxes	(6,008)	(6,302)
Net cash provided by operating activities - continuing operations	88,299	63,094
Net cash provided (used) by operating activities - disc ops	43,703	(7,640)
Net cash provided by operating activities	132,002	55,454

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(472,006)	(56,383)
Capital expenditures	(24,210)	(19,551)
Additions to capitalized software	(13,018)	(8,515)
Net cash used by investing activities - continuing operations	(509,234)	(84,449)
Net cash used by investing activities - discontinued operations	(966)	(5,439)
Net cash used by investing activities	(510,200)	(89,888)

Cash flows from financing activities:
Proceeds from long-term debt	645,000	193,000
Principal payments on long-term debt and short-term borrowings	(242,000)	(122,000)
Dividends paid	(6,196)	(6,185)
Purchases of common stock into treasury	0	(7,998)
Other	(6,205)	(1,516)
Net cash provided by financing activities - continuing operations	390,599	55,301
Net cash used by financing activities - discontinued operations	0	0
Net cash provided by financing activities	390,599	55,301

Effect of exchange rate changes on cash and cash equivalents	452	309

Net increase in cash and cash equivalents	12,853	21,176
Cash and cash equivalents, beginning of period	65,963	41,866
Cash and cash equivalents, end of period	$78,816	63,042

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited) - Continuing Operations Basis

(Dollars in thousands)

Backlog And Entered Orders - Q3 2025	A&D	USG	Test	Total
Beginning Backlog - 4/1/25	$385,491	124,274	202,971	712,736
Entered Orders	582,354	105,524	61,152	749,030
Sales	(136,324)	(92,357)	(67,663)	(296,344)
Ending Backlog - 6/30/25	$831,521	137,441	196,460	1,165,422

Backlog And Entered Orders - YTD Q3 2025	A&D	USG	Test	Total
Beginning Backlog - 10/1/24	$385,601	119,943	158,644	664,188
Entered Orders	753,739	287,282	202,927	1,243,948
Sales	(307,819)	(269,784)	(165,111)	(742,714)
Ending Backlog - 6/30/25	$831,521	137,441	196,460	1,165,422

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q3 2025
EPS Continuing Operations– GAAP Basis – Q3 2025	$0.96
Adjustments (defined below)	0.64
EPS Continuing Operations– As Adjusted Basis – Q3 2025	$1.60

Adjustments exclude $0.64 per share consisting primarily of: $0.15 of Corporate acquisition costs, $0.08 of Maritime inventory step-up charges and stamp duties, $0.01 of restructuring charges within the USG segment, and $0.40 of acquisition related amortization.

EPS – Adjusted Basis Reconciliation – Q3 2024
EPS Continuing Operations– GAAP Basis – Q3 2024	$1.10
Adjustments (defined below)	0.18
EPS Continuing Operations– As Adjusted Basis – Q3 2024	$1.28

Adjustments exclude $0.18 per share consisting primarily of: $0.02 of Corporate acquisition costs, $0.01 of restructuring charges within the A&D and USG segments, and $0.15 of acquisition related amortization.

EPS – Adjusted Basis Reconciliation – YTD Q3 2025
EPS Continuing Operations– GAAP Basis – YTD Q3 2025	$2.76
Adjustments (defined below)	0.95
EPS Continuing Operations – As Adjusted Basis – YTD Q3 2025	$3.71

Adjustments exclude $0.95 per share consisting primarily of: $0.15 of Corporate acquisition costs, $0.08 of Maritime inventory step-up charges and stamp duties, $0.02 of restructuring charges within the Test and USG segments, and $0.70 of acquisition related amortization.

EPS – Adjusted Basis Reconciliation – YTD Q3 2024
EPS Continuing Operations – GAAP Basis – YTD Q3 2024	$2.46
Adjustments (defined below)	0.53
EPS Continuing Operations – As Adjusted Basis – YTD Q3 2024	$2.99

Adjustments exclude $0.53 per share consisting primarily of: $0.06 of MPE acquisition backlog charges and inventory step-up charges and acquisition costs, $0.03 of restructuring charges, and $0.44 of acquisition related amortization.